Exhibit 10.18

RESTRICTED LAZARD FUND INTEREST AGREEMENT

THIS AGREEMENT, dated as of Date, between Lazard Group LLC, a Delaware limited liability company (the “Company”), on its behalf and on behalf of its applicable Affiliate (as defined under the definitional rules of Section 1(a)), and Employee Name (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant and Investment Elections.

(a)Subject to the provisions of this Agreement, the Company (the “Administrator”), on its behalf and on behalf of its applicable Affiliate, hereby grants to the Employee, as of the date set forth above (the “Grant Date”), $ Number (the “Fund Interest Amount”), which shall be invested in one or more of the specified portfolios of The Lazard Funds Inc. (the “LFI Fund Interests”) and/or in one or more of the specified portfolios of the Lazard ESC Funds LLC (the “ESC Fund Interests”), in each case, as may be offered by the Company for this purpose from time to time (collectively, the “Company Funds”), in the manner specified by the Employee, subject to minimum allocations as established by the Administrator (as defined below) from time to time.  The Employee’s initial allocation shall be specified on a form or by other means (including electronically) as established by the Administrator (the “Investment Election Form”).  All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Lazard Ltd 2018 Incentive Compensation Plan (the “Plan”).

(b)As of March 31, 2021 or, if earlier and only if permitted by the Administrator, following the date on which the Employee submits the Investment Election Form in accordance with Section 1(c) (the “Effective Date”), the Company, or one of its Affiliates, shall purchase on the Employee’s behalf LFI Fund Interests and/or ESC Fund Interests from the applicable Company Funds (collectively, the “Lazard Fund Interests”) using the Fund Interest Amount, in accordance with the allocations specified by the Employee in the Investment Election Form.  The LFI Fund Interests will be held in a restricted account established at a broker-dealer as may be selected by the Administrator from time to time (the “Broker-Dealer”), and the ESC Fund Interests will be held in an omnibus account established at a transfer agent as identified from time to time by the Company, in each case, for which the Company or one of its Affiliates will be the owner of record, as custodian, for the benefit of the Employee (as applicable, the “Fund Account”).  In connection with receiving the Lazard Fund Interests, the Employee agrees to timely execute a brokerage account authorization and/or omnibus account authorization, as applicable, and any such other form as the Company may reasonably request (in the form reasonably acceptable to the Company) in connection with the administration of the Fund Account or such other restricted brokerage account or omnibus account related to the Lazard Fund Interests, Tax Disposable Interests and Remaining Interests (each, as defined below) received pursuant to this Agreement.  The Lazard Fund Interests will be beneficially owned by the Employee, subject to forfeiture in accordance with Section 2.  For the avoidance of doubt, the Lazard Fund Interests constitute property that will be transferred to the Employee on the Effective Date for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)The Employee shall submit, in accordance with procedures established from time to time by the Administrator, the Investment Election Form with respect to the Fund Interest Amount during the period established by the Administrator in its sole discretion, which period shall end no later than March

10, 2021; provided that, once the Employee has submitted the Investment Election Form, such election shall be irrevocable until a Reallocation Date, if any.  Such Investment Election Form shall designate the percentage of the Fund Interest Amount that shall be invested in each Company Fund.  Without limiting the generality of Sections 12 and 14, the Administrator, in its sole discretion, may (i) establish rules governing the Employee’s ability to reallocate investments in the Fund Account among the various Company Funds, (ii) establish any minimum and maximum percentages of the Fund Interest Amount that may be invested in each Company Fund, (iii) determine the Company investment funds that may be offered as Company Funds from time to time, (iv) determine the consequences of eliminating an investment fund from the list of Company Funds and (v) establish rules or procedures governing such other matters as it determines are necessary or advisable for the proper administration of this Agreement.  If the Employee fails to properly complete and submit the Investment Election Form by March 10, 2021, the Fund Interest Amount will be invested, as of the Effective Date, 100% in the Company Fund that has been designated by the Administrator as the default Company Fund.  Unless otherwise directed by the Employee in accordance with Section 1(d), subject to the Administrator’s authority pursuant to this Section 1(c), the allocation of the Fund Interest Amount among the Company Funds shall not be changed from the initial allocation.  Notwithstanding any provision of this Agreement to the contrary, the Administrator shall be permitted, in its sole discretion, to designate a date that is later than March 10, 2021 for submission by the Employee of the Investment Election Form by providing written notice to the Employee and, in such event, the "Effective Date" shall be the date specified in such notice.

(d)Unless the Administrator determines otherwise, during the applicable Restriction Period (as defined in Section 2 below), the Employee will be permitted to reallocate the investments in the Company Funds at least once annually (each such date, a “Reallocation Date”) by completing a new Investment Election Form, as may be updated by the Administrator from time to time, which shall be submitted in accordance with procedures established from time to time by the Administrator.

(e)The Employee shall receive statements from the Broker-Dealer with respect to the Lazard Fund Interests and Fund Account in such a manner and at such times as are consistent with the Broker-Dealer’s standard procedures.  In addition, the Employee shall receive an audited annual report with respect to the ESC Fund Interests, if any, in the Fund Account in such a manner and at such time as determined by the Company.

2.	Vesting of Lazard Fund Interests.

(a)Subject to the terms and conditions of this Agreement, the Lazard Fund Interests shall vest and no longer be subject to any restriction (such period during which restrictions apply to the Lazard Fund Interests is the “Restriction Period”) in accordance with the following schedule:  1/3rd of the Lazard Fund Interests shall vest on March 1, 2023 and 2/3rds of the Lazard Fund Interests shall vest on March 1, 2024; provided, however, that, in the case of ESC Fund Interests, even after vesting, such Lazard Fund Interests shall remain non-transferable as set forth in Section 3.  Each of March 1, 2023 and March 1, 2024 is referred to herein, as applicable, as the “Vesting Date”.  Unless the Administrator determines otherwise, on each Vesting Date, the percentage of Lazard Fund Interests that shall have vested shall be applied pro rata to all Lazard Fund Interests in the Employee’s Fund Account regardless of the Company Fund in which such Lazard Fund Interests are invested on such Vesting Date.

(b)Except as set forth in Section 2(f), in the event that the Employee incurs a Termination of Employment during the applicable Restriction Period for any reason not set forth in Section 2(c) or 2(e), all unvested Lazard Fund Interests shall be forfeited by the Employee effective immediately upon such Termination of Employment.  For purposes of this Section 2(b), the Employee will be deemed to have incurred a Termination of Employment on the date that the Employee provides notice of termination to the Company, and accordingly, all unvested Lazard Fund Interests shall be forfeited by the Employee immediately upon delivery of any such notice.

(c)(i) Except as set forth in Section 2(f), in the event that the Employee (A) incurs a Termination of Employment during the applicable Restriction Period due to the Employee’s Disability or due to a Termination of Employment by the Company other than for Cause or (B) at any time during the applicable Restriction Period, meets the requirements of the retirement policy applicable to equity awards granted under the Plan, as in effect from time to time (such Employee, a “Retirement Eligible Employee”), then, in each case, subject to Sections 2(d) and 3, the Lazard Fund Interests shall vest immediately following (1) in the case of the Employee’s Disability or upon the Employee becoming a Retirement Eligible Employee, the date that the Employee is no longer required to perform any additional services in order to retain such Lazard Fund Interests and (2) in the case of a Termination of Employment by the Company other than for Cause, as soon as administratively practicable following such Termination of Employment but in any event not later than the later of (x) the date that the release described in Section 2(d) has become effective and irrevocable and (y) 30 days after the end of the calendar year in which such Termination of Employment occurred (the date that such Lazard Fund Interests vest is the “Initial Vesting Date”).  As soon as administratively possible, but no later than the end of the relevant tax year in which the Initial Vesting Date occurs, the percentage of the Lazard Fund Interests that vested pursuant to the preceding sentence equal to the amount (if any) that the Administrator determines, in its sole discretion, is necessary to satisfy the Employee’s tax liability incurred as a result of such vesting will be treated in a manner, as determined by the Administrator in its sole discretion, in accordance with Section 8 of this Agreement (such Lazard Fund Interests, the “Tax Disposable Interests”).  All vested Lazard Fund Interests following the Initial Vesting Date that are not Tax Disposable Interests (such Lazard Fund Interests, the “Remaining Interests”) will remain subject to the restrictions set forth in this Agreement (including Section 2(d)) until the applicable Vesting Date (each such date, a “Final Vesting Date”).  Accordingly, prior to the applicable Final Vesting Date, neither the Employee nor any of the Employee’s creditors or beneficiaries will have the right to subject the Remaining Interests to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction; provided, however, that in the case of ESC Fund Interests, even after vesting, such Lazard Fund Interests shall remain non-transferable as provided in Section 3.  Furthermore, for the avoidance of doubt, except as set forth in Section 2(d), the Remaining Interests shall continue to be subject to the forfeiture provisions set forth in this Agreement (including, without limitation, those relating to violation of the restrictive covenants set forth in Appendix A, which are incorporated herein by reference (the “Restrictive Covenants”)) until the applicable Final Vesting Date.

(ii)In the event that the Employee incurs a Termination of Employment during the applicable Restriction Period due to the Employee’s death or, subject to Section 2(d), dies during the applicable Restriction Period subsequent to a Termination of Employment described in Section 2(c)(i) or 2(e), all Lazard Fund Interests, including any Remaining Interests, if applicable, shall automatically vest, and all forfeiture provisions shall lapse, as applicable, on the date of death; provided that in the case of ESC Fund Interests, such vested ESC Fund Interests shall be redeemed automatically for an amount in cash equal to the then current net asset value (as determined by the Administrator in its discretion) within 30 days of such date of death and such cash shall be deposited in the Employee’s brokerage account for the benefit of the Employee’s estate.

(d)Notwithstanding anything to the contrary in this Agreement, in the event that the Employee incurs a Termination of Employment by the Company other than for Cause (regardless of whether the Employee is a Retirement Eligible Employee as of the date of such Termination of Employment) or retires in accordance with Section 2(e), in either case, prior to a Change in Control, the Lazard Fund Interests and the Remaining Interests shall be treated as provided in Section 2(c) or Section 2(e), as applicable, only if the Employee (or the Employee’s estate, if applicable) signs a customary release of claims in favor of the Company and its Affiliates that is acceptable to the Company, and such release becomes effective and irrevocable on or before the 65th day following the Employee’s Termination of Employment.  In the event the Employee (or the Employee’s estate, if applicable) does not sign such release or revokes such release before it becomes effective, the Employee shall forfeit all rights to any unvested Lazard Fund Interests or any Remaining Interests, as applicable.  In the event that, prior to a Change in Control or prior to a Termination of Employment (including by reason of retirement in accordance with Section 2(e)) following a Change in Control, as applicable, the Employee violates the Restrictive Covenants, all outstanding Lazard Fund Interests, including any Remaining Interests, if applicable, shall be forfeited and canceled.  Notwithstanding that certain Restrictive Covenants apply for only a limited period following Termination of Employment, in the event that, prior to a Change in Control, the Employee’s employment with the Company terminates by reason of retirement in accordance with Section 2(e), the Employee will forfeit any outstanding Remaining Interests if the Employee does not comply with all the Restrictive Covenants until the applicable Final Vesting Date.  Furthermore, in the event that the Employee incurs a Termination of Employment for Cause, the Employee will forfeit all outstanding Remaining Interests.  For the avoidance of doubt, in no event shall a violation of the Restrictive Covenants following a Termination of Employment serve as a basis for forfeiture of the Lazard Fund Interests or Remaining Interests, as applicable, from and after a Change in Control.

(e)On and after the date an Employee becomes a Retirement Eligible Employee, the Employee will be permitted to retire from the Company and its Subsidiaries and Affiliates and, subject to the restrictions set forth in this Agreement (including Section 2(d)), the forfeiture provisions on the Remaining Interests will continue to lapse following retirement.

(f) (i) Except as otherwise provided in this Section 2(f)(i) and Section 2(f)(ii), following a Change in Control, any Lazard Fund Interests or, in the case of a Retirement Eligible Employee, Remaining Interests, as applicable, outstanding immediately before the Change in Control shall remain outstanding and continue to vest on the applicable Vesting Date or Final Vesting Date, as applicable; provided, that in the event that the Employee incurs a Termination of Employment upon or following a Change in Control but prior to the applicable Vesting Date or Final Vesting Date, as applicable, under any of the circumstances described in Section 2(c) or 2(e), any outstanding Lazard Fund Interests or Remaining Interests, as applicable, shall automatically vest, and all forfeiture provisions shall lapse, as applicable, as of the date of such Termination of Employment.  Furthermore, in the event that the Employee incurs a Termination of Employment under any of the circumstances described in Section 2(c) or 2(e) prior to the applicable Final Vesting Date and prior to a Change in Control, upon a Change in Control, the date of the Change in Control shall be deemed to be the applicable Final Vesting Date for any Remaining Interests then held by the Employee and any distributions held in the Fund Account, as set forth in Section 6.

(ii)Notwithstanding the foregoing, in the event of a Change in Control prior to the applicable Vesting Date or Final Vesting Date, as applicable, unless the Lazard Fund Interests or the Remaining Interests, as applicable, remain outstanding following such Change in Control with the same terms and conditions as in effect immediately prior to the Change in Control, any outstanding Lazard Fund Interests or Remaining Interests, as applicable, shall automatically vest, and all forfeiture provisions shall lapse, as applicable, as of the date of such Change in Control.

(iii)Except as set forth in Section 2(f)(ii), in the event that the Employee incurs a Termination of Employment upon or following a Change in Control but prior to the applicable Vesting Date or Final Vesting Date, as applicable, under any circumstances other than those described in Section 2(c) or this Section 2(f) (including a voluntary resignation if the individual is not retirement eligible (in accordance with the Company’s policies as in effect prior to the Change in Control) or a termination for Cause), then any outstanding Lazard Fund Interests or Remaining Interests, as applicable, and any distributions held in the Fund Account, shall be immediately forfeited.

3.	Transfer of Lazard Fund Interests.

As soon as practicable (but in no event more than 30 days) after any Lazard Fund Interest (other than the Tax Disposable Interests) has vested and is no longer subject to the applicable Restriction Period or after any Remaining Interest is no longer subject to any restrictions, the Company shall, subject to Section 2(d) and Section 7, deliver to the Employee an unrestricted, freely-transferable LFI Fund Interest or a non-transferable ESC Fund Interest, as applicable, which shall be transferred to a brokerage account at the Broker-Dealer in the Employee’s name.  Notwithstanding the foregoing, the Company shall be entitled to hold the Lazard Fund Interests and the Remaining Interests, as applicable, to be transferred upon vesting and lapse of all restrictions until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable, and any other information or completed forms the Company may reasonably require.  Solely in the case of the ESC Fund Interests, such Lazard Fund Interests shall not, after vesting, be transferred out of the brokerage account at the Broker-Dealer for any reason, other than pursuant to a redemption by the Employee or by the Company as provided in Section 4 of this Agreement.

4.	Redemption of ESC Fund Interests.

After any ESC Fund Interest has vested and is no longer subject to the applicable Restriction Period or after any Remaining Interest is no longer subject to forfeiture restrictions, the Employee may redeem, in whole or in part, such vested ESC Fund Interest for an amount in cash equal to the then current net asset value of such ESC Fund Interest on the date of the Employee’s redemption (as determined in the Administrator’s discretion).  For the avoidance of doubt, at any time following Termination of Employment (as defined in the Plan) for any reason, the Company shall have the right to require the Employee to (a) redeem all or any portion of the Employee’s ESC Fund Interests for an amount in cash equal to the then current net asset value of such ESC Fund Interests as of the date of redemption (as determined in the Administrator’s discretion) or (b) require that any reallocation be invested solely in LFI Funds and not in ESC Funds.

5.	Nontransferability of the Lazard Fund Interests.

During the applicable Restriction Period and until such time as all Lazard Fund Interests, including any Remaining Interests, if applicable, have ultimately vested and the Lazard Fund Interests have been transferred to the brokerage account, as provided in Section 3, unless the Administrator determines otherwise, the Lazard Fund Interests, including, any Remaining Interests shall not be transferable by the Employee, and neither the Employee nor its creditors shall have the right to subject the Lazard Fund Interests, including any Remaining Interests, if applicable, to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction; provided, however, that solely in the case of ESC Fund Interests, even after vesting and transfer to the brokerage account, such Lazard Fund Interests shall remain non-transferable as provided in Section 3.

6.	Distributions, Rights as a Holder of Interests in Company Funds.

(a)  If any Company Fund in which the Employee holds an interest distributes earnings with respect to an unvested Lazard Fund Interest, or with respect to any applicable Remaining Interests, in each case, prior to the date on which the Lazard Fund Interests are transferred to the brokerage account, as provided in Section 3, the Fund Account shall be credited as follows.  In the event distributions are made in cash, such cash distributions shall be automatically reinvested in the applicable Company Fund, and the additional Lazard Fund Interests shall be held in the Fund Account.  In the event any Company Fund in which the Employee holds an interest makes an in-kind distribution, extraordinary distribution (whether distributed in other securities or other property) or adjustment with respect to the Lazard Fund Interests or Remaining Interests, such distributions shall be held in the Fund Account and such adjustments shall be reflected in the Fund Account.  In the event of distributions made in cash, in-kind or in other securities or other property, additional Lazard Fund Interests and any other securities or property held in the Fund Account shall vest concurrently with the underlying Lazard Fund Interests or Remaining Interests, as applicable, and be treated as Lazard Fund Interests or Remaining Interests, as applicable, for all purposes of this Agreement.  For the avoidance of doubt, in the event that any Lazard Fund Interests and Remaining Interests are forfeited in accordance with this Agreement, the distributions with respect to any such interests will also be forfeited.  Notwithstanding the foregoing, subject to Sections 2(c)(i) and 3 and any other applicable law or agreement, from and after the Effective Date, the Employee will be entitled to exercise voting rights with respect to the Remaining Interests.

(b)  If any Company Fund in which the Employee holds an interest distributes earnings with respect to an ESC Fund Interest following the date on which the restricted ESC Fund Interests were transferred to the brokerage account as provided in Section 3, the provisions of Section 6(a) regarding cash and in-kind distributions shall continue to apply.

7.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees, or will cause its applicable Affiliate, to pay any and all original issue taxes and transfer taxes that may be imposed in connection with the purchase of any Interest, the transfer of an LFI Fund Interest or ESC Fund Interest to a brokerage account as provided in Section 3, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.	Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income tax purposes with respect to any Lazard Fund Interests, the Employee shall pay to the Company or its applicable Affiliate, or make arrangements satisfactory to the Company or its applicable Affiliate regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount.  Except as otherwise required by applicable law, the Company will report that the Employee will be taxed on the full value of the Lazard Fund Interests on the date that the Employee is no longer required to perform any additional services in order to retain such Lazard Fund Interests (including the Remaining Interests) (or, in the case of a Termination of Employment by the Company other than for Cause prior to a Change in Control, the date that the release described in Section 2(d) has become effective and irrevocable).  The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 8, and the Company or its applicable Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of Lazard Fund Interests that gives rise to the withholding requirement.  Notwithstanding the foregoing, the Company or an Affiliate may, in the Company’s sole discretion and subject to such other terms and conditions as the Company may determine, (a) if the Employee is subject to withholding as a matter of applicable law as of the applicable vesting date, retain that portion of the Lazard Fund Interests that the Company determines has a value that the Company or an Affiliate is required by applicable law to remit to the appropriate taxing authorities on the Employee’s behalf in connection with the vesting of the Lazard Fund Interests and (b) if the Employee is not subject to withholding as a matter of applicable law as of the applicable vesting date (including if the Employee is a member of the Company who reports income from the Company and its Affiliates on Schedule K-1 to the Company’s Federal income tax return) and pursuant to the prior written approval of the Company, (i) retain some or all of the Lazard Fund Interests and have the Company or such Affiliate either (A) remit the relevant taxes on the Employee’s behalf to the appropriate taxing authorities or (B) deposit cash equal to the value of the Lazard Fund Interests retained by the Company or an Affiliate (as reasonably determined by the Company) into the Employee’s tax advance account (if any) or such other account as requested by the Employee and agreed to by the Company, (ii) deposit some or all of the Lazard Fund Interests into a brokerage account as requested by the Employee and agreed to by the Company, (iii) redeem any Lazard Fund Interests that are Tax Disposable Interests or (iv) take such other actions with respect to some or all of the Lazard Fund Interests as requested by the Employee and satisfactory to the Administrator.  Prior to an Initial Vesting Date, the Company will notify the Employee of (A) how many Lazard Fund Interests will vest on such Initial Vesting Date and (B) the portion, if any, of the Lazard Fund Interests that the Company or an Affiliate will retain or take action regarding pursuant to clause (a) or (b), as applicable, of the immediately preceding sentence.

9.	Disgorgement of Tax Benefits.

In the event that, prior to a Change in Control, the Employee retires from the Company in accordance with Section 2(e) or incurs a Termination of Employment for Cause in accordance with Section 2(d) and, after the Employee’s retirement or upon a Termination of Employment for Cause, as applicable, the Employee forfeits the Remaining Interests and any distributions thereon, the Employee shall disgorge to the Company any tax benefit the Employee realizes from the forfeiture of any such Remaining Interests and distributions thereon, if, as and when actually realized by the Employee.  The Employee agrees to use commercially reasonable efforts to claim any tax benefit from such forfeiture that the Company reasonably determines is available to the Employee on all relevant tax returns filed after having received notice from the Company.  Notwithstanding the foregoing, this Section 9 shall not apply in the event of a Termination of Employment other than for Cause or due to death or Disability or at any time following a Change in Control.

10.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time.  Until the Lazard Fund Interests vest and all restrictions lapse, the Employee shall not have any rights as an interest holder with respect to the Lazard Fund Interests or any underlying Company Funds, except as specifically provided herein (including, for the avoidance of doubt, pursuant to Section 1(b)).  As a condition to the issuance of the ESC Fund Interests pursuant to this Agreement, if the Employee is not a party to the Lazard ESC Funds LLC Agreement (the “ESC LLC Agreement”) as of the date hereof, the Employee shall, by executing this

Agreement, be deemed to have executed and delivered to the Company a joinder to the ESC LLC Agreement and be bound by the terms thereof, as may be amended from time to time.

11.	Laws Applicable to Construction; Consent to Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of New York.  By accepting the Lazard Fund Interests, the Employee agrees to and is bound by the Restrictive Covenants.

(b)Subject to the provisions of Section 11(c), any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c)Notwithstanding the provisions of Section 11(b), and in addition to its right to submit any dispute or controversy to arbitration, the Company or one of its Affiliates may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Restrictive Covenants, or to enforce an arbitration award, and, for the purposes of this Section 11(c), the Employee (i) expressly consents to the application of Section 11(d) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of the Restrictive Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Counsel of Lazard Ltd as the Employee’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Employee of any such service of process by notifying the Employee at the last address on file in the Company’s records.

(d)The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of, relating to or in connection with this Agreement that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 11(b).  This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award.  The Employee and the Company acknowledge that the forum designated by this Section 11(d) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company and any applicable Affiliate.  Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 11(a) or 11(b) or this Section 11(d).  The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law.  The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 11(d).  The Employee and the Company undertake not to commence any action arising out of or relating to or in connection with this Agreement in any forum other than a forum described in this Section 11(d), or, to the extent applicable, Section 11(b).  The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

12.	Authority of the Administrator.

The Administrator has the power, among others, to (a) interpret this Agreement, (b) prescribe, amend and rescind rules and regulations relating to this Agreement, and (c) make all other determinations deemed necessary or advisable for the administration of this Agreement.

13.	Representations and Warranties of Employee Relating to ESC Fund Interests.

Each Employee, by execution of this Agreement, hereby represents and warrants to the Company that:

(a)         If the Employee acquires any ESC Fund Interests, the Employee is acquiring such ESC Fund Interests for the Employee’s own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation thereunder;

(b)  The Employee understands that (i) any ESC Fund Interests the Employee may acquire have not been registered under the Securities Act or applicable state securities laws and therefore cannot be resold unless they are so registered or unless an exemption from such registration is available, (ii) such registration under the Securities Act and such laws is unlikely at any time in the future and the Company is not obligated to file a registration statement under the Securities Act or such laws, and (iii) the transfer of ESC Fund Interests is restricted in accordance with the terms of this Agreement and applicable securities laws;

(c)       The Employee is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act because the Employee meets at least one of the following criteria: (1) the Employee is a natural person whose individual net worth, or joint net worth with the Employee’s spouse, exceeds $1,000,000 at the time of the Employee’s purchase, excluding the value of the primary residence of such natural person, calculated by subtracting from the estimated fair market value of the property the amount of debt secured by the property, up to the estimated fair market value of the property (debt secured by the property shall be included as a liability (i) to the extent that the amount of such debt outstanding on the Effective Date exceeds the amount outstanding 60 days before such time other than as a result of the acquisition of the property and (ii) to the extent that it exceeds the estimated fair market value of the property); or (2) the Employee is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the Employee’s spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year.

(d)       The Employee has had such opportunity as the Employee has deemed adequate to ask questions of and receive answers from the Company concerning the ESC Fund Interests, and to obtain from representatives of the Company such information which the Company possesses or can acquire without unreasonable effort or expense, as is necessary to evaluate the merits and risks of an investment in the ESC Fund Interests;

(e)  The Employee has, either alone or with its professional advisors, such knowledge and experience in financial and business matters that the Employee is capable of evaluating the merits and risks involved in investing in the ESC Fund Interests and of making an informed investment decision with respect to such investment;

(f)  The Employee can afford a complete loss of the value of the Employee’s investment in the ESC Fund Interests and is able to bear the economic risk of holding such investment for an indefinite period;

(g)  The Employee understands that there is no substantial market for any ESC Fund Interests, and it is not anticipated that there will be any market for such ESC Fund Interests in the foreseeable future; and

(h)  The Employee meets any additional eligibility requirements established by the Company with respect to the ESC Fund Interests as set forth in Schedule A to the Lazard ESC Funds LLC Agreement relating to such ESC Fund Interests.

14.	Amendment.

Except as set forth in Section 8.04 of the ESC LLC Agreement, any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Employee with respect to the Lazard Fund Interests shall require an instrument in writing to be signed (either in paper format or electronically) by both parties hereto, except such a modification, amendment or waiver made to cause the Lazard Fund Interests to comply with applicable law, tax rules, stock exchange rules or, accounting rules or other regulations and which is made to similarly situated employees to the extent applicable.  The waiver by either party of compliance with any provision of this Agreement, including, without limitation, any of, or any portion or aspect of the Restrictive Covenants, shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.  For the avoidance of doubt, the Administrator shall have the authority to make immaterial modifications and amendments to this Agreement without obtaining the Employee’s consent, provided that such modifications and amendments do not materially impair the rights of the Employee with respect to the Fund Interest Amount.

15.	Amendment of Prior Agreements.

In the event that the Employee was previously granted LFI Fund Interests, the Employee, by execution of this Agreement, agrees that the award agreements governing any such previously granted LFI Fund Interests are hereby amended to incorporate the terms of this Agreement relating to ESC Fund Interests.  With respect to any unvested LFI Fund Interests previously granted to the Employee, the Employee hereby consents to the transfer of the Fund Interest Amount corresponding to such LFI Fund Interests from one or more specified portfolios of The Lazard Funds, Inc. to one or more corresponding specified portfolios of the Lazard ESC Funds LLC, as determined by the Administrator in its discretion, and agrees that any representations and warranties by the Employee in this Agreement shall apply to any ESC Fund Interests resulting from such transfer as if such ESC Fund Interests had been granted pursuant to this Agreement with an Effective Date that is the date of such transfer.

16.	Assignment.

This Agreement shall not be assignable by the Employee.  The parties agree that any attempt by the Employee to delegate the Employee’s rights and duties hereunder shall be null and void.  The Company and its Affiliates shall be permitted to assign the Company’s rights and obligations hereunder among one another.  In such case, this Agreement shall be binding upon and shall inure to the benefit of any Affiliate or successor of the Company to which it is assigned.  As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined in this Agreement and any permitted assignee to which this Agreement is assigned.

17.	Electronic Delivery and Signature.

The Employee acknowledges and agrees that (a) if this Agreement was delivered to the Employee electronically, clicking on “Accept Grant” button on the “Grant Terms and Agreement” webpage of the Employee’s account with  Fidelity Stock Plan Services, or such other account as may be designated by the Company in its sole discretion (such account with Fidelity Stock Plan Services or such successor account, as applicable, the “Stock Account”), will act as the Employee’s electronic signature to this Agreement, and (b) the Employee’s signature, whether a manual signature, including any facsimile or electronic image scan of such manual signature, or an electronic signature, will constitute the Employee’s acceptance of and agreement with all of the terms and conditions of the Lazard Fund Interests, as set forth in this Agreement (including the Restrictive Covenants).  If the Employee accepts and agrees with the terms and conditions of the Lazard Fund Interests with a manual signature, then this Agreement may be executed in counterparts, which together shall constitute one and the same original, whether delivered in person, by mail, by facsimile or by electronic image scan.  In lieu of receiving documents in paper format, the Employee hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company or any Affiliate may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or Award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with the Lazard Fund Interests or any other prior or future Award (it being understood and agreed that the Company or its Affiliates may, in their sole discretion, elect to satisfy any delivery requirements electronically, in paper format, or a combination of both methods).  Electronic delivery of a document to the Employee may be via a Company email system or by reference to a location on a Company intranet or secure internet site to which the Employee has access (including, but not limited to, the Employee’s Stock Account).

18.	Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Grant Date.

LAZARD GROUP LLC

By:

Name

Exhibit 10.18

Appendix A

Restrictive Covenants

1